1201 Walnut Street, Suite 2900 Kansas City, MO 64106-2150

EXHIBIT 5.1

March 29, 2013

The Management Network Group, Inc.

7300 College Blvd., Suite 302

Overland Park, KS 66210

Re:	The Management Network Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Management Network Group, Inc., a Delaware corporation (the "Company"). The Company has requested that we issue this legal opinion in connection with the filing of the registration statement on Form S-8 (the "Registration Statement") to be filed on or about the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and regulations promulgated thereunder.

The Registration Statement relates to the registration under the Act of 45,000 shares of the Company's common stock, $0.005 par value (the "Common Shares"), to be issued pursuant to The Management Network Group, Inc. 1999 Employee Stock Purchase Plan, as amended (the "ESPP"), including the associated preferred stock purchase rights ("Rights") issued pursuant to the Amended and Restated Rights Agreement ("Rights Agreement"), dated as of July 19, 2010, by and between the Company and Computershare Trust Company, N.A. ("Rights Agent").

As the basis for the opinions hereinafter expressed, we have examined the Registration Statement, the ESPP, a form of the share certificate for the Common Shares, the Rights Agreement and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have assumed that the Registration Statement has been declared effective under the Act. In addition, we have assumed that the Rights Agreement is the valid and binding obligation of the Rights Agent.

The Management Network Group, Inc. March 29, 2013 Page 2

Based upon the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that if and when such Common Shares are issued in the manner permitted by the ESPP and against payment therefor in an amount per share equal to or greater than the par value per share, and in the case of the Rights, if and when such Rights are issued in accordance with the terms of the Rights Agreement:

1. Such Common Shares will be validly issued, fully paid and non-assessable.

2. The Rights attached to the Common Shares will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.  In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 31 of the Rights Agreement relating to the severability provisions of the Rights Agreement.

In addition, with respect to our opinion set forth in paragraph 2 above, (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company ("Board") would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we assume that the members of the Board acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement and (iii) we address the Rights and the Rights Agreement in their entirety, and we do not address whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

The opinions expressed in this letter are limited in all respects to the Delaware General Corporation Law ("DGCL"), and expressly exclude federal law and state securities laws. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

The Management Network Group, Inc. March 29, 2013 Page 3

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or other rules and regulations of the Securities and Exchange Commission issued thereunder.

Respectfully submitted,

STINSON MORRISON HECKER LLP
/s/ Stinson Morrison Hecker LLP